As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Domtar Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-5901152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Domtar Corporation

395 de Maisonneuve Boulevard West

Montreal, Quebec, Canada H3A 1L6

(514) 848-5555

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

The Amended and Restated Domtar Corporation 2007 Omnibus Incentive Plan

(Full title of Plan)

Zygmunt Jablonski, Esq.

Senior Vice-President—Law and Corporate Affairs

Domtar Corporation

395 de Maisonneuve Boulevard West

Montreal, Quebec, Canada H3A 1L6

(514) 848-5555

Copy to:

Alan H. Paley, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	701,645	$87.46	$61,365,871.70	$7,032.53

(1)	The number of shares being registered represents additional shares issuable under the Amended and Restated Domtar Corporation 2007 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), and, pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization, reorganization or other similar transaction. The registrant previously registered 1,666,666 shares issuable under the Omnibus Incentive Plan.
(2)	Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon the assumed price of $87.46 per share, which was the average of the high and low prices of Domtar Corporation common shares on May 2, 2012, as reported on the New York Stock Exchange.

Part II

Information Required in the Registration Statement

Explanatory Note

Domtar Corporation (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 701,645 shares of its common stock for issuance under the Amended and Restated Domtar Corporation 2007 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-8, Registration No. 333-141213, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2007, except as otherwise updated or modified in this Registration Statement.

Item 3.	Incorporation of Certain Documents by Reference.

Incorporated by reference in this Registration Statement are the following documents heretofore filed by the Company with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

a.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

b.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2011; and

c.	The description of the Company’s common stock contained in a Current Report on Form 8-K filed with the SEC on May 4, 2012.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the Company’s certificate of incorporation and by-laws.

The Company is a Delaware corporation. Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the “DGCL,” permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation of the Company contains such a provision.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Company’s certificate of incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL. The Company’s certificate of incorporation does not, however, require the Company to indemnify any person in a derivative action or suit initiated by any person unless the Company’s board of directors authorized such proceeding, subject to certain exceptions. The Company’s certificate of incorporation also provides that if a claim for indemnification or advancement is not paid in full by the Company within 30 calendar days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of a corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The Company’s certificate of incorporation provides that the Company may advance expenses to its directors and officers, provided however that, to the extent required by the DGCL, the payment of such expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

Section 145(g) of the DGCL specifically provides that a Delaware corporation has the power to purchase and maintain liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

The Company’s certificate of incorporation expressly provides that the Company may purchase insurance on behalf of its directors and officers to the fullest extent permitted by the DGCL. The Company maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or its subsidiaries and affiliates against any such expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The foregoing summaries are necessarily subject to the complete text of the DGCL and the Company’s certificate of incorporation and bylaws, as amended to date.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors, including John D. Williams, who is also the Company’s President and Chief Executive Officer. Each indemnification agreement provides that the Company will indemnify and hold harmless the individual (the “Indemnitee”) to the fullest extent permitted by Delaware law against losses incurred by reason of the fact that the Indemnitee is a director, officer, employee or agent of the Company. In addition, the Company will advance to the Indemnitee certain expenses incurred by the Indemnitee in defending against an indemnifiable claim. The Indemnitee agrees to repay to the Company all amounts advanced to the Indemnitee by the Company if the Indemnitee is ultimately determined not to be entitled to indemnification in respect of such claim. The Company has entered into substantially similar indemnification agreements with each Board-appointed officer.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Montreal, Québec, Canada, on this 4th day of May, 2012.

DOMTAR CORPORATION

By:	/s/ Razvan L. Theodoru
Name: Razvan L. Theodoru Title: Vice-President, Corporate Law and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board and Director	May 4, 2012
Harold H. MacKay

/s/ John D. Williams	President, Chief Executive Officer and Director	May 4, 2012
John D. Williams

/s/ Daniel Buron Daniel Buron	Senior Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 4, 2012

*	Director	May 4, 2012
Jack C. Bingleman

*	Director	May 4, 2012
Louis P. Gignac

*	Director	May 4, 2012
Brian M. Levitt

*	Director	May 4, 2012
David G. Maffucci

*	Director	May 4, 2012
Robert J. Steacy

*	Director	May 4, 2012
Pamela B. Strobel

*	Director	May 4, 2012
Denis Turcotte

* By:	/s/ Razvan L. Theodoru
Attorney in Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2008)

4.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2009)

4.3	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009)

5.1	Opinion of Debevoise and Plimpton, LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Debevoise and Plimpton, LLP (included in Exhibit 5.1).

24.1	Powers of Attorney.

99.1	Amended and Restated Domtar Corporation 2007 Omnibus Incentive Plan (incorporated by reference to Annex A to the Corporation’s definitive proxy statement filed on Schedule 14A filed with the Securities and Exchange Commission on March 30, 2012).